EXHIBIT 23.3
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference of our reports dated February 28, 2007 in the Registration Statement on Form S-8 pertaining to the Amended and Restated 2004 Flexible Long-Term Incentive Plan of Capstead Mortgage Corporation with respect to the consolidated financial statements of Capstead Mortgage Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2006, Capstead Mortgage Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Capstead Mortgage Corporation, filed with the Securities and Exchange Commission.
/s/ Ernst & Young LLP
Dallas, Texas
May 11, 2007